Exhibit 10.2

NOTE

(Amended and Restated)

$13,800,000.00	June 30, 2022

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to Atlantic Union Bank or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of December 29, 2015 (as amended, including by First Amendment dated as of April 11, 2018, by Second Amendment dated as of February 19, 2019, by Third Amendment dated as of December 23, 2019, and by Fourth Amendment dated the date of this Note, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, the Lenders from time to time party thereto, and Atlantic Union Bank, as Administrative Agent.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

This Note is an amendment and restatement, and not a novation, of the Note dated December 23, 2019, made by the Borrower payable to the Lender in the original principal amount of $24,600,000.00 (the “Original Note”), and this Note carries forward the indebtedness evidenced by the Original Note. All amounts owing or otherwise due under or pursuant to the Original Note immediately before the effectiveness of this Note are owing and otherwise due pursuant to this Note. All references to the Original Note in any agreement, instrument or document executed or delivered in connection the Original Note shall be deemed to refer to this Note, as it may be amended, restated, supplemented or otherwise modified from time to time.

RGC MIDSTREAM, LLC

By: /s/Paul W. Nester
Name: Paul W. Nester
Title: President

By: /s/Jason A. Field
Name: Jason A. Field
Title: Vice President, Chief Financial Officer and Treasurer

The foregoing Note is accepted:

Atlantic Union Bank

By: /s/Dean Lipscomb
Name: Dean Libscomb
Title: Vice President